Exhibit N

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ETABLISSEMENTS MAUREL & PROM

A French société anonyme with a share capital of €93,604,436.31

Registered office: 51, rue d’Anjou – 75008 Paris

457 202 331 R.C.S. Paris

Notice of meeting

Agenda

The shareholders of Etablissements Maurel & Prom S.A. (the “Company”) are informed that an ordinary and extraordinary shareholders’ meeting will be held on 17 December 2015 at 14:30 pm at Pavillon Gabriel – 5, avenue Gabriel – 75008 Paris, to deliberate upon the following agenda and proposed resolutions:

I.	Agenda for the extraordinary shareholders’ meeting:

1.	Review and approval of the proposed merger with MPI – approval of the consideration, corresponding issue of new shares, allocation of the merger premium and assumption of commitments relating to allocations of free shares and preferential shares made prior to the conclusion of the merger agreement, with shareholder waiver of preferential subscription rights in favour of the beneficiaries of preferential shares, and corresponding amendment of the articles of association, subject to the satisfaction of the conditions precedent defined in the proposed merger agreement;

2.	Authorisation to be granted to the board of directors to allocate shares of the Company to the employees and/or corporate officers of the Company and its subsidiaries free of charge, with shareholder waiver of preferential subscription rights;

II.	Agenda for the ordinary shareholders’ meeting:

3.	Ratification of the appointment of Mr Eloi Duverger as a director of the Company;

4.	Powers to complete formalities.

Proposed resolutions

I.	Extraordinary business

First resolution – Review and approval of the proposed merger with MPI – approval of the consideration, corresponding issue of new shares, allocation of the merger premium and assumption of commitments relating to allocations of free shares and preferential shares made prior to the conclusion of the merger agreement, with shareholder waiver of preferential subscription rights in favour of the beneficiaries of preferential shares, and corresponding amendment of the articles of association, subject to the satisfaction of the conditions precedent defined in the proposed merger agreement

In compliance with the quorum and majority conditions required to hold an extraordinary general meeting and after reviewing the following documents:

•	the report of the board of directors;

•	the proposed merger agreement (and schedules) (the “Merger Agreement”) concluded by way of a private instrument (acte sous seing privé) signed on 2 November 2015 by the Company and MPI, a French société anonyme with a share capital of €11,533,653.40, having its registered office at 51 rue d’Anjou, 75008 Paris and registered with the commercial and companies registry of Paris under number 517 518 247 (“MPI”);

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•	the reports issued on 2 November 2015 by Mr Olivier Péronnet and Mr Jacques Potdevin, the Merger Auditors appointed by order of the presiding judge of the Paris Commercial Court on 1 September 2015, on (i) the conditions for the merger and (ii) the value of the contributions in kind; and

•	the merger document registered by the French markets authority, the Autorité des marchés financiers;

the shareholders:

1.	approved, in full, the Merger Agreement pursuant to which MPI is to merge into and transfer all of its assets and liabilities to the Company (the “Merger”), including:

•	the transfer of all of the assets and liabilities (transmission universelle du patrimoine) of MPI to the Company;

•	the valuation, based on the actual value of MPI’s financial statements as at 31 December 2014, of (i) the transferred assets at €449,926,032, i.e., assets of €366,869,014 restated in light of the dividends distributed to MPI shareholders since 1 January 2015 and the exceptional distribution submitted for approval to the MPI general shareholders’ meeting convened to approve the Merger; and of (ii) the transferred liabilities at €13,119,425, resulting in a net asset amount to be transferred from MPI to the Company of €353,749,589;

•	the consideration for the assets transferred pursuant to the Merger using an exchange ratio of 1 Company share for 1.75 MPI share (namely, 4 Company shares for 7 MPI shares);

•	the determination of the completion date of the Merger, namely, (i) on 23 December 2015 at 11:59 pm if the last of the conditions precedent set forth in article 3.1 of the Merger Agreement (the “Conditions Precedent”) is satisfied before 23 December 2015 at 11:59 pm or, if the last Condition Precedent is not satisfied before 23 December 2015 at 11:59 pm, (ii) at 11:59 pm on the date the last Condition Precedent is satisfied (the “Completion Date”); and

•	the decision for the Merger to take retroactive effect for tax and accounting purposes on 1 January of the MPI financial year during which the Merger is completed, such that the results of all transactions carried out by MPI from 1 January of the MPI financial year during which the Merger is completed and until the Completion Date will be deemed to have been generated by the Company and will be deemed to have been achieved by the Company as from 1 January of the MPI financial year during which the Merger is completed.

Failing the satisfaction of the Conditions Precedent by 29 February 2016 (inclusive) at the latest, the Merger Agreement and this resolution will lapse.

2.	recorded, pursuant to the provisions of article L. 236-3 of the French Commercial Code, that the 4,676,989 own shares held by MPI would not be exchanged and thus decided that, as consideration for the net assets transferred by MPI to the Company, the Company would issue new shares on the Completion Date, increasing the nominal share capital by €48,690,200.02 by creating 63,234,026 new Company shares with a par value of €0.77 each, to be allocated to MPI shareholders, thereby raising the share capital of the Company from €93,604,436.31 to €142,294,636.33.

The new Company shares created for the purposes of the Merger (i) will be paid up in full, free of all security interests, rank equally with outstanding shares and be submitted to all provisions of the articles of association and (ii) bear current dividend rights and entitle their holders to all dividends, interim dividends or distributions from reserve accounts (or any assimilated amount) that may be decided after the issue date.

A request for a listing of the new shares issued by the Company on the regulated market of Euronext Paris will be made at the earliest opportunity following the issue date, under the same identification number as the existing shares making up the share capital of the Company (ISIN code FR0000051070).

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The new Company shares will include double voting rights where issued in consideration for MPI shares carrying this right on the Completion Date in so far as the Merger will not interrupt the period for which registered MPI shares have been held by the same person.

3.	decided that where MPI shareholders do not hold a sufficient number of MPI shares to obtain a whole number of Company shares at the exchange ratio agreed for the Merger, those MPI shareholders will be responsible for purchasing or selling the appropriate number of fractional shares.

However, if on the Completion Date, a given MPI shareholder does not hold a sufficient number of MPI shares to obtain a whole number of Company shares at the exchange ratio agreed for the Merger, the rules set forth in articles L. 228-6-1 and R. 228-12 of the French Commercial Code will apply.

4.	recorded the difference between (i) the value of the net assets of MPI to be transferred to the Company as part of the Merger, namely €353,749,589, and (ii) the total par value of the new Company shares issued in consideration for the net assets transferred by MPI to the Company, namely €48,690,200.02; approved the amount of said merger premium, namely €305,059,388.98; and decided to allocate it to the “merger premium” account, to which all existing and future shareholders of the Company hold rights.

5.	decided that the completion of the Merger would constitute an authorisation for the board of directors to deduct any and all amounts from the merger premium with a view to:

•	replenishing all regulated reserves or provisions recorded in the MPI balance sheet as liabilities of the Company;

•	deducting from the merger premium all expenses, taxes and fees incurred or payable as a result of the Merger;

•	deducting from the merger premium all amounts required to ensure that the legal reserve account corresponds to one tenth of the new post-Merger share capital amount; and

•	deducting from the merger premium, all omitted or undisclosed liabilities pertaining to the transferred assets.

6.	decided to approve the assumption by the Company of all MPI commitments relating to allocations of free shares and preferential shares made prior to the conclusion of the Merger Agreement, as provided for in article 10.2 of that document, and therefore:

•	approved the substitution of the Company for MPI, by operation of the Merger, with respect to all obligations resulting from the commitments made by MPI regarding the 45,000 free MPI shares allocated prior to the conclusion of the Merger Agreement that will still be in the lock-up period on the Completion Date (the “Acquired Free Shares”), it being understood that (i) consideration for the Acquired Free Shares will be provided through new Company shares based on the exchange ratio agreed for the Merger and (ii) pursuant to the provisions of article L. 225-197-1, III of the French Commercial Code and the provisions of the allocation plan for the Acquired Free Shares, the new Company shares to be issued as consideration for the Acquired Free Shares will be subject to the residual lock-up period of the Acquired Free Shares and the other applicable conditions of the allocation plan for the Acquired Free Shares;

•	approved the substitution of the Company for MPI, by operation of the Merger, with respect to all obligations resulting from the commitments made by MPI regarding the preferential shares allocated free of charge and that may be converted into a maximum of 75,000 MPI shares, it being understood that the exchange ratio agreed for the Merger will be applied to the above-mentioned maximum number of shares and that the provisions of articles L. 225-197-1, III and L. 228-17 of the French Commercial Code will apply. The relevant decision-making authorities of the Company will offer securities with equivalent features to beneficiaries, on the terms set out by law; and

•	acknowledged and decided, as necessary, to waive their preferential rights to subscribe for any shares issued by the Company on the expiry of the vesting period, in favour of the beneficiaries of the free preferential shares allocated by MPI.

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The shareholders granted full powers to the board of directors, including the delegating authority set out in the applicable statutory and regulatory provisions, to:

•	record the satisfaction of the Conditions Precedent;

•	consequently, record (i) the completion of the Merger in accordance with the terms of the Merger Agreement and (ii) the issue of 63,234,026 new shares of the Company, paid up in full, created in consideration for the Merger and allocated to MPI shareholders at the exchange ratio of 1 Company share for 1.75 MPI share, in accordance with the provisions of article L. 236-3 of the French Commercial Code, it being understood that the completion of the Merger and the issue of new shares will take place on the Completion Date;

•	consequently, record that MPI will be dissolved without liquidation on the Completion Date;

•	record, at the end of the vesting periods, that the conditions entitling the beneficiaries to securities have been met as per the MPI commitments assumed by the Company; allocate the corresponding number of existing or new Company shares to said beneficiaries; record, as applicable, the aggregate amount of any new shares issued; make any amendments to the articles of association; complete or procure the completion of all necessary actions and formalities further to the adoption of this resolution and to the assumption of the commitments made by MPI to the beneficiaries of securities allocated free of charge;

•	amend, after the Completion Date, article 6 of the Company’s articles of association to show the new share capital of the Company as a result of the completion of the Merger; and

•	complete all necessary formalities further to the adoption of this resolution; take all necessary steps to issue the new Company shares and have them listed on the regulated market of Euronext Paris.

Second resolution – Authorisation to be granted to the board of directors to allocate shares of the Company to the employees and/or corporate officers of the Company and its subsidiaries free of charge, with shareholder waiver of preferential subscription rights

In compliance with the quorum and majority conditions required to hold an extraordinary general meeting and after reviewing the report of the board of directors and the special report of the statutory auditors, acting in accordance with the laws and regulations in force and in particular articles L. 225-197-1 et seq. of the French Commercial Code, the shareholders:

1.	authorised the board of directors to make allocations of free shares of the Company, in one or more instalments and under the conditions it deems appropriate and limits defined in this authorisation, to the corporate officers (within the meaning of article L. 225-197-1 of the French Commercial Code) and/or the employees of the Company and/or companies or groups of companies affiliated with the Company within the meaning of article L. 225-197-2 of the French Commercial Code;

2.	decided that the total number of shares allocated free of charge pursuant to this authorisation must not represent more than 1% of the Company’s share capital on the date of the allocation decision taken by the board of directors, it being understood that the total nominal value of those shares issued for the purposes of any adjustments as may need to be made pursuant to the applicable contractual provisions in order to preserve the rights of the beneficiaries of free shares will be added to this limit. Further, the shares allocated pursuant to this authorisation may be awarded to the corporate executive officers (dirigeants mandataires sociaux) of the Company under the conditions defined by law if they are allocated on a performance basis and if said allocations do not exceed 30% of the total allocation for each allocation;

3.	decided that the allocation of shares to the beneficiaries will become final either (i) after a minimum vesting period of one (1) year, in which case the beneficiaries will have to retain the shares for a minimum period of one (1) year as from the date upon which the allocation becomes final, or (ii) after a minimum vesting period of two (2) years, in which case the beneficiaries may then be exempted from any lock-up obligations, it being understood that in both cases, (i) and (ii), the allocation will become final and no minimum lock-up period will be required in the event of the death of the beneficiary or a disability corresponding in France to the 2nd or 3rd category in the classification set out in article L. 341-4 of the French Social Security Code;

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4.	for the purposes of allocating free shares, authorised the board of directors to issue new shares in one or more instalments by incorporation of reserves, profits, premiums or other amounts eligible for capitalisation in favour of the beneficiaries of the shares, it being understood that this authorisation automatically includes a waiver from the shareholders, in favour of the beneficiaries, of their preferential rights to subscribe for the shares and of their rights to the set-off portion of reserves, profits, premiums or other amounts eligible for capitalisation;

5.	decided that the existing shares that may be allocated pursuant to this authorisation must be acquired by the Company in accordance with article L. 225-208 of the French Commercial Code and/or as part of a share buyback programme organised in accordance with the conditions set forth in article L. 225-209 of the French Commercial Code;

6.	granted full powers to the board of directors, within the above-defined limits, to exercise this authorisation and in particular to:

•	record the identity of beneficiaries, the number of shares to be allocated to each beneficiary, the conditions for the allocation of the shares and the vesting and lock-up periods of the free shares allocated;

•	set, under the conditions and within the limits defined by law, the dates upon which the allocations of free shares are to be made;

•	if appropriate, define the criteria for the final allocation of shares, including on the basis of time worked and/or performance;

•	make decisions concerning allocations to corporate officers, pursuant to the last paragraph of part II of article L. 225-197-1 of the French Commercial Code;

•	set the date upon which any new shares issued pursuant to this authorisation will bear dividends;

•	decide to suspend allocation rights on a temporary basis;

•	record the dates upon which share allocations become final and the dates upon which they may be transferred, taking into account legal restrictions;

•	set the conditions under which the number of shares allocated may be adjusted to preserve the rights of beneficiaries in the event of any financial transactions concerning the Company; and make the necessary adjustments, it being understood that any shares allocated as a result of said adjustments will be deemed to have been allocated on the same date as the initially allocated shares;

•	determine whether the free shares allocated will be existing or new shares and, in the event they are new shares, to issue new shares by incorporation of reserves, profits, premiums or other amounts eligible for capitalisation; determine the type and value of these amounts to be capitalised in order to pay up the shares; record the completion of any new issues of new shares; and make the corresponding amendments to the articles of association;

•	in general, take all steps to organise the listing of the new shares; conclude all agreements; draft all documents; carry out all formalities and filings to the relevant organisations and authorities; and take all other necessary steps;

7.	decided that the board of directors, may within the limits set in advance by the shareholders, delegate the authority granted to it pursuant to this authorisation, in accordance with the applicable laws and regulations;

8.	decided that the board of directors would notify the shareholders each year at the general meeting of any and all allocations made pursuant to this authorisation, in accordance with article L. 225-197-4 of the French Commercial Code; and

9.	set the term of validity of this authorisation at 38 months as from the date of the general meeting and acknowledged that it terminated the twenty-third resolution approved by the shareholders at the general meeting held on 18 June 2015.

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II.	Ordinary business

Third resolution – Ratification of the appointment of Mr Eloi Duverger as a director of the Company

In compliance with the quorum and majority conditions required to hold an ordinary general meeting, the shareholders ratified the decision made by the board of directors on 30 July 2015 to appoint Mr Eloi Duverger to the position of director of the Company in replacement of Mr Alexandre Vilgrain, who had resigned, for the remaining term of appointment of his predecessor, namely, until the end of the general meeting called to approve the financial statements as at 31 December 2017.

Fourth resolution – Powers to complete formalities

The shareholders granted full powers to the bearer of an original or copy of these minutes or an excerpt therefrom to complete all necessary formalities concerning legal notices, filings and other relevant matters.

A. Preliminary formalities for attending the shareholders’ meeting. – All shareholders are entitled to attend the shareholders’ meeting regardless of the number of shares they own and whether those shares are bearer or registered shares.

Only those shareholders who can prove their status by the registration of their shares in their name or in the name of the intermediary registered on their behalf pursuant to subparagraph 7 of article L. 228-1 of the French Commercial Code at least two business days prior to the shareholders’ meeting, i.e., by 00:00, Paris time, on Tuesday 15 December 2015 at the latest, either in the registered share accounts kept for the Company by its agent CACEIS Corporate Trust or in the bearer share accounts kept by the authorised intermediary, will be permitted to take part in the shareholders’ meeting.

The registration or recording of the shares in bearer share accounts kept by an authorised intermediary must be established by a statement of ownership (certificat de participation) issued by the intermediary, to be enclosed with the postal voting form, proxy form or request for an admission card (carte d’admission) prepared in the name of the shareholder or on behalf of the shareholder if represented by a registered intermediary.

Shareholders wishing to attend the meeting in person and who have not received their admission card two business days prior to the meeting (i.e., by 00:00, Paris time, on Tuesday 15 December 2015) must also obtain a statement of ownership.

B.	Attendance of the shareholders’ meeting. – Shareholders wishing to attend the shareholders’ meeting may choose from among the three following options:

1) to attend the shareholders’ meeting in person;

2) to grant a proxy to the meeting chairman, another shareholder, their spouse or partner in a pacte civil de solidarité or to any other individual or legal entity of their choice in accordance with the conditions set forth in article L. 225-106 I of the French Commercial Code;

3) to vote by post.

Where a shareholder has already requested an admission card or statement of ownership, submitted a proxy form or voted by post, that shareholder may not then choose another method of attending the meeting.

•	Voting by proxy or by post: registered shareholders (with the Company or through an intermediary) will automatically receive their proxy and postal voting forms by post. Bearer shareholders must request the forms from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, it being understood that their requests must be received by CACEIS Corporate Trust at least six days before the shareholders’ meeting, i.e., on Friday 11 December 2015.

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If voting by proxy, shareholders must send their completed and signed proxy voting form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, stating their last name, first name and address, together with the information concerning their proxy (or a statement to the effect that proxy is granted to the meeting chairman). Proxies may be revoked under the same conditions. Proxies may also be granted or revoked by email under the conditions set forth below.

Only proxy forms (granting or revoking a proxy) that have been completed and signed and received by CACEIS Corporate Trust at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015, will be taken into account (save where submitted by email – see below).

Where voting by post, shareholders must send their completed and signed form to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9 at least three days before the meeting date, i.e., by 00:00, Paris time, on Monday 14 December 2015.

For holders of bearer shares, proxy or postal voting forms will only be taken into account where accompanied by the statement of ownership mentioned above in paragraph A.

•	Voting and appointing/revoking proxies by email: pursuant to the provisions of article R. 225-79 of the French Commercial Code, shareholders may also grant and revoke proxies by email, in accordance with the following conditions:

•	for holders of registered shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assembleesmaureletprom@caceis.com, stating their last name, first name, address and CACEIS Corporate Trust identifier for shareholders registered with the Company (information available on the top left of their account statement) or the identifier issued by their financial intermediary for shareholders registered through an intermediary, together with the last and first names of the proxy to be appointed or dismissed;

•	for holders of bearer shares: by sending an email bearing an electronic signature obtained from a third party certification authority with the applicable legal and regulatory accreditations to the following email address: ct-mandataires-assembleesmaureletprom@caceis.com, stating their last name, first name, address and full bank details, together with the last and first names of the proxy to be appointed or dismissed, and subsequently asking the financial intermediary that manages their account to send confirmation in writing (by post or by fax) to CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les-Moulineaux Cedex 9, fax: 01 49 08 05 82.

Forms granting or revoking proxies and sent by email will only be taken into account if received by CACEIS Corporate Trust on the day before the meeting at the latest, i.e., by 3:00 pm, Paris time, on Wednesday 16 December 2015.

No requests or notifications concerning any matter other than the appointment or dismissal of a proxy may be sent to the above email address; any other requests or notifications will not be taken into account and/or processed.

Please note that for any proxy forms submitted without identifying a specific proxy, the meeting chairman will enter a vote in favour of adopting the proposed resolutions submitted or approved by the board of directors and against all other proposed resolutions. Should shareholders wish to enter any other vote, they will need to select a proxy who agrees to follow their voting instructions.

It will not be possible for shareholders to vote electronically at this meeting and no dedicated website within the meaning of article R. 225-61 of the French Commercial Code will be set up for this purpose.

•	Transfers of shares: shareholders who have already voted by post, sent a proxy form or requested an admission card or statement of ownership are entitled to transfer all or part of their shares at the time of their choosing. Nevertheless, should the transfer take place before the second business day preceding the general meeting, namely, before 00:00, Paris time, on Tuesday 15 December 2015, the Company will invalidate or amend the postal vote, proxy, admission card or statement of ownership, as applicable. For this purpose, the authorised intermediary holding the shareholder’s account will notify the Company or its agent (CACEIS Corporate Trust) of the transfer and provide all necessary information.

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Any share transfers carried out after the second business day preceding the meeting, i.e., after 00:00, Paris time, on Tuesday 15 December 2015, regardless of the method used, will not be notified to the Company by the authorised intermediary or taken into account by the Company, notwithstanding any agreements to the contrary.

C. Shareholder information rights. — All documents and information relating to the meeting will be made available to the shareholders under the applicable legal and regulatory conditions at the Company’s registered office, at 51 rue d’Anjou – 75008 Paris, or by request from CACEIS Corporate Trust, Service Assemblées Générales, 14, rue Rouget-de-Lisle, 92862 Issy-les Moulineaux Cedex 9 – fax: 01.49.08.05.82.

The board of directors report setting out the grounds for the resolutions proposed herein will be made available to the shareholders via the Company’s website (http://www.maureletprom.fr) at the same time as this notice.

In addition, the documents listed in article R. 225-73-1 of the French Commercial Code will be available on the Company’s website (http://www.maureletprom.fr) at least twenty one days prior to the meeting, i.e., before Thursday 26 November 2015.

D. Questions in writing and requests for items or proposals for resolutions to be included on the meeting agenda. — Pursuant to the applicable laws and regulations, the shareholders are entitled to submit questions in writing to the board of directors. Their questions must be submitted to the Company by letter sent by registered post with confirmation of receipt to Etablissements Maurel & Prom, Questions écrites, 51, rue d’Anjou – 75008 Paris, or by email to questionsecrites.assemblee@maureletprom.fr no later than four business days prior to the meeting date, namely, before Friday 11 December 2015. All questions must be accompanied by a shareholding certificate (attestation d’inscription en compte) to be taken into account.

The following email address may only be used for questions submitted in writing: questionsecrites.assemblee@maureletprom.fr; any other requests or notifications concerning any other matter will not be taken into account and/or processed.

Pursuant to the applicable regulations, the Company may provide a combined response to written questions if they concern the same subject. Answers to written questions may be published directly on the Company’s website (http://www.maureletprom.fr).

Shareholders meeting the conditions set forth by law and the regulations may request that items or proposals for resolutions be included on the meeting agenda. Requests must be submitted (i) to the registered office of the Company – 51, rue d’Anjou – 75008 Paris, by letter sent by registered post with confirmation of receipt or (ii) by email to the following address inscription.resolutions@maureletprom.fr and be received at the latest the twenty-fifth day preceding the general meeting, in accordance with the provisions of article R. 225-73 of the French Commercial Code, i.e., by Monday 23 November 2015 at the latest.

The following email address may only be used for requests to add items or proposals for resolutions to the meeting agenda: inscription.resolutions@maureletprom.fr; any other requests or notifications concerning any other matter will not be taken into account and/or processed.

Reasons must be provided for all requests to include items on the meeting agenda. Draft resolutions and, if necessary, an overview of the applicable grounds therefor must be provided for all requests to add proposals for resolutions to the agenda.

Where the proposed resolution concerns the nomination of a potential new member of the board of directors, the request must include the information required by the applicable regulations: last name, first name and age of the person, references and professional activity over the last five years, including all offices held at other companies. As applicable, details of positions or offices held by the person within the Company and the number of Company shares owned or held should also be provided.

Shareholders making requests to include items or proposals for resolutions on the agenda must provide evidence that they hold or represent a minimum fraction of the Company’s share capital, as required by the applicable laws and regulations, on the date of their request through shares registered with the Company or its agent CACEIS Corporate Trust or bearer shares held by an authorised banking or financial intermediary. All such requests must be accompanied by a shareholding certificate. Only those items or proposals for resolutions for which the relevant shareholder has

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submitted new proof of shareholder status under the above-mentioned conditions at the latest the second business day preceding the meeting, i.e. by 00:00, Paris time, on Tuesday 15 December 2015 will be examined.

This notice of meeting will be followed by a second notice showing any changes to the agenda further to any requests submitted by shareholders to add items or proposals for resolutions thereto.

The Board of Directors

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This document is a free English translation of the draft agreement on the merger of MPI into the Company. This translation has been prepared solely for the information and convenience of the shareholders of MPI and the Company and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI and the Company assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of the draft merger agreement, the French version shall prevail.

Important information

This document does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of the Company or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from the Company’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).